Exhibit 10.16
December 20, 2022
DELIVERY VIA EMAIL
Carl Eschenbach
c/o Workday, Inc.
6110 Stoneridge Mall Road
Pleasanton, CA 94588

Dear Carl,

Workday, Inc. (“Workday” or the “Company”) is happy to offer you a position as Co-Chief Executive Officer (“Co-CEO”) reporting to Workday’s Board of Directors. This letter agreement (the “Agreement”) sets forth the terms and conditions of your employment as Co-CEO.

1.Position. Effective on or before December 20, 2022, you will be appointed as the Company’s Co-CEO reporting to the Company’s Board of Directors (the “Board”). You will have all of the duties, responsibilities and authority commensurate with the position. Your employment with the Company will commence on December 20, 2022 (“Start Date”). Your office will be at the Company’s headquarters, currently located in Pleasanton, CA.

You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and serve on the board of directors (and any committees) and/or as an advisor of other for-profit companies as set forth in Schedule A, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

You will remain as a Director of Workday’s Board during your employment as Co-CEO, with your status changing from independent director to employee director as of your Start Date, and subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable). You will also remain as a member of the Company’s Investment Committee but will no longer serve on the Compensation Committee of the Board. During your employment as Co-CEO, the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election. Any outstanding equity awards you were granted as a result of your service as an independent director will continue to vest and shall otherwise be subject to their existing terms. Notwithstanding anything to the contrary in this Agreement, upon a termination of your employment, you agree to resign from all positions you may hold with the Company and any of its subsidiaries or affiliated entities at such time (including as a member of the Board and any of its committees).

2.Base Pay. Your annualized starting base salary is $1,000,000.00 which is payable according to Workday’s payroll cycle, and subject to applicable federal and state taxes.

3.Bonus. You are eligible to participate in a variable cash compensation plan (“Incentive Plan”) beginning the first full year of your employment (Fiscal Year 2024). Your initial annual bonus target will be 150% of your annualized base salary (the “Target Bonus”), and the actual bonus amount awarded to you (your “Actual Bonus”) will be determined based in all cases upon the achievement of Company and individual performance objectives established by the Compensation Committee. The Incentive Plan, including terms and conditions, shall be provided to you in the ordinary course. To receive payment of any Actual Bonus, you must be employed by the Company on the last day of the period to which such bonus relates and at the time bonuses are paid, except as otherwise provided herein. Your bonus participation will be subject to all the terms, conditions and restrictions of the applicable Incentive Plan, as amended from time to time.

4.Benefits & Vacation. You will be entitled to participate in all employee retirement, welfare, insurance, benefit and vacation programs of the Company as are in effect from time to time and in which other senior executives of the Company are eligible to participate, on the same terms as such other senior executives.

5.Equity Awards.

a.New-Hire Restricted Stock Units. On the later to occur of the first (1st) trading day following your Start Date and the fifth (5th) trading day following the public announcement of this Agreement (the “Grant Date”), the Board or its Compensation Committee will grant you Restricted Stock Units (“New Hire RSU”) to acquire such number of shares of the Company’s Class A common stock with an approximate value of Fifty Million Dollars ($50,000,000.00). The maximum number of shares subject to the New Hire RSU will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20 trading days ending on the day you sign this Agreement (the “Measurement Price”), rounded up to the nearest whole share. You will vest in the New Hire RSU over a four (4) year period from your Vesting Start Date (as defined below) at the rate of 1/16th of the total shares subject to the New Hire RSU shares on each quarterly anniversary of your Vesting Start Date; provided that, subject to Sections 5(d), 6 and 7 below, vesting will depend on your continued service to the Company on the applicable time-based vesting dates. The vesting start date is the 5th of the month during which the Grant Date occurs (the “Vesting Start Date”). Your New Hire RSU grant will be subject to the terms and conditions of the written agreement governing the grant, the Company’s 2022 Equity Incentive Plan, as amended from time to time (the “Plan”) and this Agreement.

b.Stock Price Performance-Vesting Units. On the Grant Date, the Company’s Board or its Compensation Committee will grant you performance-vesting restricted stock units (the “PVUs”) for a total maximum number of shares equal to the same number of shares as are granted under the New Hire RSU (the “Maximum PVU Shares”), divided into three equal tranches (each, a “Tranche”). The PVUs shall vest subject to both (1) achievement of the PVU Performance Metric (defined below) applicable to a Tranche within the Tranche’s applicable Performance Period (an “Achievement Event”) and (2) your continued service to the Company on such Achievement Event and through the applicable Monthly Vesting Dates (as defined below, the “Service Requirement”), except as provided in Sections 5(d), 6 and 7 below, in each case and otherwise subject to the terms and conditions of the award agreement governing their grant (the “PVU Agreement”), the Plan and this Agreement.

Achievement Event—PVU Performance Metrics. The “PVU Performance Metrics” will be the percentage increase of the Company’s 45-Day Average against its 45-Day Average ending on the date you sign this Agreement (the “PVU Baseline Price”), as set forth in the “Share Price Target” chart below. The PVU Performance Metrics will be subject to an overall five (5) year performance period commencing on the Grant Date (such one year periods therein, Years 1-5, respectively). Tranche 1 requires a 25% increase from the PVU Baseline Price (as defined below) during Years 1-3 (the “Tranche 1 Performance Period”), Tranche 2 requires a 50% increase from the PVU Baseline Price during Years 2-4 (the “Tranche 2 Performance Period”), and Tranche 3 requires a 75% increase from the PVU Baseline Price during Years 3-5 (the “Tranche 3 Performance Period”), each as set forth in the “Share Price Target” chart below. Achievement of the PVU Performance Metrics will be measured on the 20th of each month.

If the PVU Performance Metric for Tranche 1 or Tranche 2 is not achieved on or prior to last day of the Tranche 1 Performance Period or Tranche 2 Performance Period, as applicable, such Tranche PVUs may still be earned in a later performance period, but only if the Performance Metric for such later performance period is achieved.

If the PVU Performance Metric for a Tranche is achieved prior to its designated Performance Period, such achievement will not qualify as an Achievement Event because it occurred outside of the designated Performance Period; however, if the PVU Performance Metric for such Tranche is later achieved again during its designated performance period, such Tranche will be eligible to vest subject to the Service Requirement as described below. By way of example, if the Company achieves the Tranche 2 50% Hurdle during Year 1, which is outside of the Tranche 2 Performance Period, the Achievement Event for Tranche 2 has not occurred and the Tranche 2 PVUs are not eligible to vest at that time. If, the Company later achieves the Tranche 2 50% Hurdle during Year 3, which is during the Tranche 2 Performance Period, then the Achievement Event for Tranche 2 has occurred, and the time-based vesting set forth below will begin.

“45-Day Average” means the trailing simple moving average stock price of Workday Class A common stock for as reported on the NASDAQ Global Select Market over the forty-five (45) consecutive trading day period ending on the date specified.

Share Price Target
Performance Period	Tranche	Number of Tranche PVUs	Share Price Target as % Increase from PVU Baseline Price
Years 1-3	1	1/3 Maximum PVU Shares	25% (the “25% Hurdle”)
Years 2-4	2	1/3 Maximum PVU Shares	50% (the “50% Hurdle”)
Years 3-5	3	1/3 Maximum PVU Shares	75% (the “75% Hurdle”)
Total:		Maximum PVU Shares

Service Requirement—Time-based Vesting. For so long as you are in continuous service through each applicable date (except as provided in Sections 5(d), 6 and 7 below), the Service Requirement will be satisfied with respect to each Tranche as to 1/60th of the Tranche PVUs on each of the sixty (60) monthly anniversaries of the Vesting Start Date (each, a “Monthly Vesting Date”).

i.PVUs Vesting upon Achievement of PVU Performance Metric. Upon an Achievement Event for a particular Tranche then on the first Monthly Vesting Date immediately following such Achievement Event, you shall vest as to the number of such Tranche PVUs, if any, for which you have satisfied the Service Requirement in accordance with the Monthly Vesting Schedule as of such Achievement Event, provided you are in continuous service as of such Achievement Event. The foregoing shall apply separately to each Tranche.

ii.PVUs Vesting following Achievement of PVU Performance Metric. With respect to Tranche PVUs for which you have not satisfied the Service Requirement in accordance with the Monthly Vesting Schedule as of the applicable Achievement Event for a particular Tranche, vesting shall continue after the Achievement Event in accordance with the Monthly Vesting Schedule, subject to your continued service through each such Monthly Vesting Date. The foregoing shall apply separately to each Tranche.

Any net after-tax shares you receive upon settlement of the PVUs must be held by you for one year following such settlement (the “PVU Holding Requirement”).

c.Special Restricted Stock Units. On the Grant Date, the Board or its Compensation Committee will grant you Restricted Stock Units (“Special RSU”) to acquire such number of shares of the Company’s Class A common stock with an approximate value of Ten Million Dollars ($10,000,000.00). The maximum number of shares subject to the Special RSU will be determined by dividing the USD value above by the Measurement Price, rounded up to the nearest whole share. You will vest in the Special RSU over the one (1) year period following the Vesting Start Date, at the rate of 25% of the total shares subject to the Special RSU on the first 4 quarterly anniversaries of your Vesting Start Date (as defined above); provided that, subject to Sections 5(d), 6 and 7 below, vesting will depend on your continued service to the Company on the applicable time-based vesting date. Your Special RSU grant will be subject to the terms and conditions of the written agreement governing the grant, the Plan, and this Agreement. Notwithstanding the foregoing, if you are terminated by the Company for Cause or you resign without Good Reason (as defined in the Company’s Change in Control Policy (defined below)) prior to the second (2nd) anniversary of the Start Date, you will repay to the Company a cash amount equal to the Grant Date value of the Special RSU.

In addition, on the Grant Date, the Board or its Compensation Committee will grant you additional Restricted Stock Units (“Additional Special RSU”) to acquire such number of shares of the Company’s Class A common stock with an approximate value of Five Million Dollars ($5,000,000.00); provided, however, that such Additional Special RSU will not vest unless you purchase shares of the Company’s common stock on the public market with a fair market value of Two Million Dollars ($2,000,000.00) within twelve (12) months following your Start Date (the “Stock Purchase Requirement”). Any Stock Purchase must be completed in compliance with the Company’s insider trading policy and applicable pre-clearance and/or Rule 10b5-1 plan requirements for executives, as in effect from time to time. You will vest in the Additional Special RSU over the one (1) year period following the Vesting Start Date, at the rate of 25% of the total shares subject to the Additional Special RSU on the first 4 quarterly anniversaries of your Vesting Start Date (as defined above) (each, a “Quarterly Vesting Date”); provided that (i) no portion of the Additional Special RSU will vest until the first Quarterly Vesting Date occurring at least ten trading days following the date on which you provide notice and reasonable documentation of your completion of the Stock Purchase to the Compensation Committee; and (ii) subject to Sections 5(d), 6 and 7 below, vesting will depend on your continued service to the Company on the applicable Quarterly Vesting Date. Your Additional Special RSU grant will be subject to the terms and conditions of the written agreement governing the grant, the Plan, and this Agreement. Notwithstanding the foregoing, if you are terminated by the Company for Cause or you resign without Good Reason prior to the second (2nd) anniversary of the Start Date, you will repay to the Company a cash amount equal to the Additional Special RSU Grant Date value of the Additional Special RSU.

d.Non-Assumption upon Change in Control. If the New Hire RSUs, PVUs, Special RSUs, or Additional Special RSUs (if the Stock Purchase Requirement has been satisfied) are not assumed, continued or substituted in a Change in Control (as defined in the Change in Control Policy), then the vesting of the New Hire RSUs, Special RSUs, and Additional Special RSUs will accelerate in full immediately prior to the Change in Control, and up to 100% of the PVUs will accelerate immediately prior to the Change in Control to the extent the 25% Hurdle, the 50% Hurdle, or the 75% Hurdle, respectively, has been achieved on or prior to the Change in Control. Each of the 25% Hurdle, the 50% Hurdle, and the 75% Hurdle will be achieved if the consideration given to the Company’s stockholders for one share of the Company’s Class A common stock in the Change of Control transaction (the “Change in Control Per Share Value”) equals or exceeds in value the 25% Hurdle, the 50% Hurdle, and the 75% Hurdle, respectively; provided, that, for purposes of this determination, the per Tranche performance periods will be disregarded, and each of the previously unachieved Tranches may be achieved regardless of whether the Change in Control occurs in their respective performance periods.

e.Future Equity. You shall be eligible for future equity grants beginning in April 2024 as determined by and pursuant to the terms established by the Compensation Committee. The amount and performance metrics for subsequent performance-based restricted stock units will be determined by the Compensation Committee and will be contingent on your achievement of Company and individual performance objectives established by the Compensation Committee after consultation with you, and the terms and conditions set forth elsewhere herein.

6.Termination Without Cause Outside of Change in Control. If your employment is involuntarily terminated by Workday without Cause within two years after your Start Date (other than in connection with Change in Control, you will be entitled to the following severance payments and acceleration benefits (“Severance Benefits”): (1) twelve months’ base salary in a single lump sum on the sixtieth (60th) day following termination of employment; (2) an Incentive Plan payout equal to 150% of your annual base salary in a single lump sum on the sixtieth (60th) day following termination of employment; (3) accelerated vesting of the unvested New Hire RSU shares that would have vested in the next 12 months following your termination; (4) accelerated vesting of the unvested PVU shares that would have vested in the next 12 months following your termination; provided, however, such PVUs will accelerate but only to the extent the applicable 25% Hurdle or 50% Hurdle or 75% Hurdle, as the case may be, has previously been achieved or is achieved as of your termination date, with the determination of the achievement as of your termination date determined by calculating the 45-Day Average as of the trading day immediately prior your termination date; provided however that such determination of achievement upon your termination date applies only to Tranches with an in-progress performance period or to Tranches that have been “rolled over” to the extent that such 45-Day Average results in the achievement of a later Tranche’s Price Hurdle; (5) accelerated vesting of the unvested Special RSU and Additional Special RSU (if the Stock Purchase Requirement has been satisfied) shares; and (6) accelerated vesting of unvested additional annual RSUs, if any, that would have vested in the next 12 months following your termination. Receipt of the payments and vesting acceleration benefits in this Section 6 are contingent on your execution and delivery of a signed general release of claims in favor of the Company in substantially the form attached hereto as Schedule B (the “Release”) and satisfying all conditions to make the Release effective, within 45 days after your termination date. A termination or resignation due to your death or disability shall not constitute a termination without Cause for purposes of this Agreement.

For purposes of this Agreement, “Cause” shall mean: (i) misconduct or gross negligence in the performance of your duties; (ii) your conviction or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year; (iii) your willful malfeasance or willful misconduct in connection with your duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates; (iv) your breach of the provisions of any contract or agreement between you and the Company, including without limitation Workday’s standard Proprietary Information and Inventions Agreement or (v) your material failure to follow the Company’s material policies, including, but not limited to its Code of Conduct.

7.Termination in connection with a Change in Control. In the event of a Change in Control (as defined in the Workday, Inc. Change In Control Policy, as may be amended from time to time (the “Change in Control Policy”)), the terms of the Change in Control Policy shall apply; provided however that notwithstanding any amendment to the Change in Control Policy (i) Cause will be defined as set forth above in lieu of the definition in the Change in Control Policy and (ii) for purposes of the equity acceleration provided in such Change in Control Policy, (x) 100% of the New Hire RSUs, the Special RSUs, the Additional Special RSUs, and any then-outstanding equity awards that are subject only to time-based vesting will accelerate as set forth therein and (y) up to 100% of the PVUs will accelerate but only to the extent the applicable 25% Hurdle or 50% Hurdle or the 75% Hurdle, as the case may be, has been achieved on or prior to the Change in Control and, in this case, the Change in Control Per Share Value shall be used in place of the 45-Day Average for purposes of determining achievement of the PVU Performance Metrics, respectively; provided, that for purposes of this determination, the per Tranche performance periods will be disregarded, and each of the previously unachieved Tranches may be achieved regardless of whether the Change in Control occurs in their respective performance periods. In the event of a Change in Control and your employment terminates such that you become entitled to the acceleration benefits set forth in this Section 7, then if requested by the Company, you agree to enter into a non-competition agreement of reasonable scope and duration (to apply no more than two (2) years following the closing of the Change in Control) in favor of the Company and its acquiror or successor, as applicable, to be effective upon the closing of a Change in Control, as a condition to the receipt of such acceleration.

8.At-Will Employment. Your employment with Workday is “at-will”, meaning either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this at-will employment policy can only be made in writing by the Board of Directors or Compensation Committee of the Board of Directors of Workday. In particular, this at-will employment policy cannot be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment.

9.Indemnification. You and the Company have entered into the form of indemnification agreement provided to other similarly situated officers and directors of the Company, and such indemnification agreement remains in effect. In addition, you have been named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

10.Absence of Conflicts; Competition with Prior Employer. Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information, and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts a position with us will hold themselves to these same standards. No employee should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

11.Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

12.Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty (20%) percent tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

13.Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G” and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999. If a reduction in parachute payments is necessary so that no portion of such benefits are subject to the excise tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A. In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the manner calculated to result in the greatest economic benefit to you.

14.Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company.

15.Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

16.Entire Agreement. This Agreement represents the entire agreement between the parties concerning the subject matter herein. It may be amended, or any of its provisions waived, only by a written document executed by both parties in the case of an amendment, or by the party against whom the waiver is asserted

The offer of employment set forth in this Agreement is contingent upon: (i) your execution of Workday’s Proprietary Information and Inventions Agreement along with your execution of this letter and (ii) your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. within three (3) days of your date of hire. Like all Workday employees, you are also required, as a condition of your continued employment, to comply with Workday’s Employee Handbook and Code of Conduct as they may be updated and/or revised periodically.

[Signature Page Follows]

Please sign and date this Agreement and return it to me if you wish to accept employment at the Company under the terms described above.

Sincerely,

/s/ Aneel Bhusri

Aneel Bhusri
Chairman of the Board of Directors, Workday, Inc.

By providing my signature below, I accept this offer of employment.

Signature:	/s/ Carl Eschenbach

Carl Eschenbach

[Signature Page to Employment Agreement]

Schedule A

You agree that after a transition period agreed upon by you and Workday, you will cease to serve on (i) the Board of Directors of all but two publicly traded companies (other than Workday), and (ii) the Board of Directors of any privately held companies.

Schedule B
General Release of Claims
CONFIDENTIAL

[Month] [Day], [20___]

DELIVERY VIA EMAIL

Carl Eschenbach

Re: General Release

This letter confirms the agreement (“Agreement”) between Carl Eschenbach (“You,” “Your” or “Yourself”) and Workday, Inc (the “Company” or “Workday”) concerning the terms of your termination and offers you with the separation compensation as provided under Sections 6 and 7 (the “Separation Benefits”) of the offer letter by and between you and the Company dated December 20, 2022 (the “Offer Letter”) in exchange for a general release of claims and covenant not to sue.

You and the Company agree as follows:

1.    Termination Date. _______________ is your last day of employment with the Company (the “Termination Date”).

2.    Acknowledgment of Payment of Wages. By your signature below, you acknowledge that on [Month] [Day], [20___], we provided you one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Termination Date. By signing below, you acknowledge that the Company does not owe you any other amounts. Please promptly submit for reimbursement all final outstanding expenses, if any.

3.    Separation Compensation. In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the Separation Benefits.

4.    Release and Waiver

4.1    By signing this Agreement, You release and waive all claims of any kind whatsoever which You have or may have against Workday and its parent, subsidiary, and affiliated companies, and all related entities, and assigns and all of their officers, agents, employees, shareholders, members, managers, trustees, joint venturers, partners, directors and anyone claiming through them (hereinafter “Releasees” collectively), relating to or arising out of Your employment with Workday or termination therefrom or any and every other matter, event, act and/or omission. This release and waiver includes, but is not limited to:

(i)any claims for wrongful termination, defamation, or any other common law claims;

(ii)any claims for the breach of any implied, written or oral contract (excluding any contract claim resulting from a breach of this Agreement by Workday);

(iii)any claims of discrimination, harassment or retaliation based on such things as age, national origin, race, religion, gender, sexual orientation, pregnancy, parental or marital status, or physical or mental disability, handicap or medical condition, or any other form of legally prohibited conduct, discrimination or retaliation; and to the greatest extent allowed by law, any claims for any compensation of any sort, including but not limited to salary, severance pay and benefits, including unused vacation accrual, leaves, equity compensation/options, commissions, wage differentials and bonuses.

4.2    On behalf of Yourself and anyone claiming through You, You irrevocably and unconditionally agree to release, acquit and forever discharge, to the greatest extent allowed by law, Releasees in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which You ever had against any of the Releasees arising out of or relating to Your employment with the Company and/or the termination of Your employment with the Company and/or any and every other matter, event, act and/or omission. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment, age discrimination, disability discrimination) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634), the Older Workers Benefit Protection Act (OWBPA), under the State Constitution, and/or any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort or alleged wrong, such as but not limited to negligence, invasion of privacy, defamation, fraud and infliction of emotional distress.

4.3    This release and waiver by You includes, to the extent legally permissible, all claims relating to or arising out of Your employment with Workday or Your termination therefrom that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the National Labor Relations Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the OWBPA, the Americans with Disabilities Act, the Civil Rights Acts of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, all state wage and hour laws, all laws relating to discrimination of any sort, and/or any other provision of federal, state or local statutory or common law or regulation.

4.4    You agree that this release and waiver is effective for all claims relating to or arising out of Your employment with Workday or Your termination therefrom without regard to the legal nature of the claim alleged and without regard to whether any such claim is based upon tort, equity, implied or express contract, discrimination of any sort, or any federal, state or local law, statute or regulation or any claim for attorney’s fees.

4.5    You warrant that, to the extent not prohibited by applicable law, You have not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Workday relating to or arising out of any of the claims which are released and waived in this Section 4, and You waive, or at a minimum assign to Workday, any and all rights to any and all forms of recovery or compensation from any legal action brought by You or on Your behalf in connection with Your employment or the termination of Your employment with Workday. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by You in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. Although You are releasing claims that You may have under the OWBPA and the ADEA, nothing in this agreement limits You from bringing a claim to challenge this Agreement itself under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.

4.6    Further, it is understood and agreed that this is a full and final release applying not only to all claims as defined in these paragraphs which are presently known, anticipated, or disclosed to You, but also to all claims as defined in these paragraphs which are presently unknown, unanticipated, and undisclosed to You. You hereby waive any and all rights or benefits which You may now have, or may have in the future under the terms of §1542 of the California Civil Code, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her
settlement with the debtor or released party.

4.7    This release and waiver does not include any rights or benefits (i) that may not be waived pursuant to applicable law including, without limitation, any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802, or (ii) any right to indemnification under the indemnification agreement between You and the Company, any organizational document of the Company, for directors’ and officers’ insurance coverage, any worker’s compensation claims that You may possess or claim that cannot be released as a matter of law, although You represents that You are not currently aware of any such claim. Moreover, You will continue to be indemnified for Your actions taken while employed by the Company to the same extent as other former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the indemnification agreement between You and the Company, if any, and You will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former directors and officers of the Company, each subject to the requirements of the laws of the State of Delaware.

5.    Confidentiality

Except as provided in Section 20, below, You agree that You will keep the fact, amount, and terms of this Agreement completely confidential and shall not disclose any information concerning this Agreement to anyone unless and until they become publicly available, provided that: (a) You may make such disclosures as are required by law, including as necessary for legitimate enforcement or compliance purposes; (b) You may disclose the fact, amount and terms of this Agreement to Your attorneys and tax advisors, when necessary for legitimate legal or financial reasons; and (c) You may disclose the fact, amount and terms of this Agreement to Your spouse, but only after You first obtain that person’s written agreement to maintain the information in strict confidence.

6.    Mutual Non-Disparagement

You agree that following your termination of employment, you will not, directly or indirectly, make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance, and the Company agrees that neither it formally nor its current Chief Executive Officer or other current members of the Board of Directors will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.

7.    Knowing and Voluntary Release

You acknowledge that Your signing of and Your agreement to this Agreement is knowing, voluntary and deliberate, that You have been provided with all information needed to make an informed decision to enter this Agreement, and that You have not been coerced or threatened.

8.    Return of Workday Property

You agree that You have returned all of Workday's property in Your possession including, but not limited to, any phone cards, cellular phone, computer equipment and all of the tangible and intangible property belonging to the Company and relating to Your employment with the Company. You further represent and warrant that You have not retained any copies, electronic or otherwise, of such property. Workday shall have no obligation to provide You with the Separation Benefits until You have returned to Workday Your Workday laptop and work badge. If You have not returned to Workday Your Workday laptop and work badge by the Effective Date identified in Section 16, then Workday shall have no obligation to provide You with the Separation Benefits until 10 business days after You have returned the Workday laptop and work badge.

9.    Continued Compliance with Proprietary and Confidentiality Agreement

9.1    You will continue to comply with the terms of the Proprietary Information and Inventions Agreement between You and the Company and know and understand that the obligations contained in that agreement survive execution of this Agreement and Your termination of employment. In particular, You shall not disclose any confidential or proprietary information (specifically including pricing, margins, key customer contacts and their profiles) that You acquired as an employee or agent of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.

9.2    Nevertheless, nothing in this Agreement prohibits You from reporting an event that You reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or NLRB), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

10.    Entire Agreement and Severability

10.1    The parties agree that, except as is expressly provided herein, this Agreement sets forth the entire agreement between them as to the matters set forth herein and supersedes any other written promises or oral understandings between the parties as to such matters, if any. The parties also agree and acknowledge that no other verbal or written promises or agreements have been offered for this Agreement (other than those described herein) and that no other promises or agreements between the parties related to the matters set forth herein will be binding unless they have been reduced to writing and signed by the parties and expressly referencing this Agreement.

10.2    You and Workday further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this Agreement will not be affected and will be given full force and effect. The provisions of Sections 5 and 6 shall survive and continue in full force and effect in accordance with their respective terms notwithstanding any alleged breach of this Agreement. You acknowledge and agree that, in the event that the provisions of Sections 5 and/or 6 shall be deemed by a court of competent jurisdiction to be unenforceable, then the court is to modify such provisions to the minimum extent necessary to render the provisions valid and enforceable.

11.    No Admission

The parties acknowledge that this Agreement does not constitute any admission by You or Workday of any wrongdoing or liability whatsoever, but results from the desire of the parties to resolve any actual and potential disputes between them. Nothing contained in this Agreement, or the fact of its submission to You, shall be admissible evidence in any judicial, administrative or other legal proceeding, of any liability or wrongdoing on the part of Workday or any related party of any violation of federal, state or local law.

12.    Applicable Law

All provisions of this Agreement will be construed and governed by the laws in the state where You are principally employed without regard to choice of law principles or laws of any other jurisdiction. Any suit, claim or other legal proceeding brought by You and arising out of or relating to Your employment, termination of employment, or this Agreement shall be brought exclusively in the federal or state courts located in the state where You are principally employed, and You and Workday hereby submit to personal jurisdiction in the state where You are principally employed, and to venue in such courts. You acknowledge that a breach of the provisions of Sections 5 and/or 6 above by You will cause irreparable harm to Workday, and Workday shall be entitled to injunctive relief to restrain such breach or threatened breach by You or any person acting with You in any capacity whatsoever and to pay Workday’s legal expenses and costs incurred in bringing such actions against You. The language of this Agreement shall be construed according to its fair meaning, and not for or against any particular party.

13.    Resolution of All Matters

This Agreement resolves all matters and claims You have or may have against Workday and the Releasees relating to Your employment and the termination of Your employment with Workday; it is and shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, personal representatives, successors and assigns. Upon execution, this Agreement becomes effective and binding on the parties as of the Effective Date. This Agreement may not be modified, altered or changed except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

14.    No Pending Claims

You hereby represent and warrant that You do not currently have pending any claims, charges, lawsuits, or other proceedings against Workday concerning any of the claims released by this Agreement, including but not limited to any claims for unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative action, or through an internal complaint process against Employer or the Releasees. You further represent and warrant that You have not heretofore assigned any claims that You have or may have against Workday covered by this Agreement.

15.    Review and Revocation

You understand that You have been given a period of at least twenty-one (21) days from the date this Agreement was provided to You to review and consider this Agreement before signing it. Any changes to this document, whether material or immaterial, do not restart the running of this twenty-one (21) day consideration period. You further understand that You may use as much of this twenty-one (21) day period as You wish prior to signing. You may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to the Chief Legal Officer, at 6110 Stoneridge Mall Road, Pleasanton, CA 94588. For this revocation to be effective, written notice must be received by the Chief Legal Officer no later than the seventh (7th) day after You sign this Agreement. If You revoke this Agreement, it shall not be effective or enforceable and You will not receive the severance benefits described in this document. By signing this Agreement, You agree that You have carefully read and fully understand all of its provisions. The Company hereby advises You in writing to consult with Your attorney before executing this Agreement, and You acknowledge and agree that You have been so advised. You further understand that rights or claims that may arise after the date You sign this Agreement are not waived.

16.    Effective Date

This Effective Date of this Agreement occurs eight (8) calendar days after it is signed and delivered by You to the Company in the manner set forth above, provided that the Agreement has not been timely revoked as set forth in Section 15, above.

17.    Stock Option Plans

If You have any vested stock options, You may have a period of time following the Termination Date during which You may exercise them. The specific period of time shall be as stated in either the Company’s 2005, 2012, or 2022 Equity Incentive Plan, as appropriate, and as set forth in the applicable stock option agreements. You acknowledge that You will refer to these applicable plan documents to confirm the period during which You may exercise vested stock options. This Agreement shall not be construed to amend, modify or supersede any of the provisions of any Workday stock option plan that may be applicable to You.

18.    Successors And Assigns

This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of Workday, and any such successor or assign shall be deemed substituted for all purposes for Workday under the terms of this Agreement.

19.    Counterparts

This Agreement may be executed in counterparts, and a facsimile or electronic signature shall be deemed to be an original signature for all purposes.

20.    No Interference with Rights

Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date You sign this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions: (a) waives Your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Workday, or on the part of the agents or employees of Workday, when You have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) prevents You from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that You have reason to believe is unlawful; (c) prevents You from filing a charge or complaint with, providing information or documents to, and/or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws, or (d) prevents You from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employees, provided that by signing this Agreement You are waiving the right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Your behalf, except where such a waiver of individual relief is prohibited and except for any right You may have to receive a payment from a government agency (and not Workday) for information provided to a government agency.

21.    Not Signed Before the Last Work Day

Regardless of when this Agreement was provided to You, You may not sign this Agreement prior to Your Last Work Day. By signing below, You affirm that You did not sign this Agreement prior to Your Last Work Day.

By signing this Agreement below, You represent that You fully understand and voluntarily agree to be bound by all of its terms. Accepted and agreed to on this ___ day of _________________, ______.

Workday Inc.
Carl Eschenbach

Ashley Goldsmith
Chief People Officer